UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_____________________________________

SCHEDULE 14A

_____________________________________

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

OS THERAPIES INCORPORATED
(Name of Registrant as Specified In Its Charter)

_______________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

OS THERAPIES INCORPORATED
115 Pullman Crossing Road, Suite #103
Grasonville, Maryland 21638

February 28, 2025

DEAR STOCKHOLDER:

It is my pleasure to invite you to attend a Special Meeting of Stockholders (the “Special Meeting”) of OS Therapies Incorporated (the “Company”). The Special Meeting will be held at the offices of Olshan Frome Wolosky LLP, located at 1325 Avenue of the Americas, 15th Floor, New York, New York 10019, on March 31, at 10:00 a.m., Eastern time. At the Special Meeting you will be asked to consider and vote on the following proposals:

•        To approve, in accordance with NYSE American LLC Company Guide Section 713(a), the issuance of shares of our common stock upon (i) the conversion of 1,775,750 shares of our Series A Senior Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”) (the “Conversion Shares”), (ii) the exercise of certain warrants (the “Series A Warrants”) to purchase shares of our common stock (the “Warrant Shares”), and (iii) the exercise of certain other warrants (the “Agent Warrants”) issued to certain affiliates of the placement agent and selected dealer in connection with the private placement transaction described herein (the “Agent Warrant Shares”), in each case without regard to any limits on conversion or exercise therein and in amounts collectively equal to or exceeding 20% of our common stock outstanding as of December 24, 2024 (including upon the operation of applicable price reset and anti-dilution provisions and/or the reduction of conversion prices and exercise prices) (the “Issuance Proposal”); and

•        To consider and vote on a proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Issuance Proposal at the time of the Special Meeting (the “Adjournment Proposal” and, together with the Issuance Proposal, the “Proposals”).

At two closings on December 31, 2024 and January 14, 2025, we issued the Series A Preferred Stock and the Series A Warrants in a private placement (the “Private Placement”) pursuant to a Securities Purchase Agreement dated as of December 24, 2024 (the “Purchase Agreement”), by and among the Company and the purchasers party thereto from time to time. Shortly following the second closing of the Private Placement, we issued the Agent Warrants to certain affiliates of the placement agent and selected dealer for the Private Placement, as detailed further herein. With respect to the Issuance Proposal, we are seeking stockholder approval, in accordance with Section 713(a) of the NYSE American LLC Company Guide, to issue all of the Conversion Shares, Warrant Shares, and Agent Warrant Shares underlying the Series A Preferred Stock, Series A Warrants and Agent Warrants, respectively, in each case without regard to any limits on conversion or exercise therein and in amounts collectively equal to or exceeding 20% of our common stock outstanding as of December 24, 2024 (including upon the operation of applicable price reset and anti-dilution provisions and/or the reduction of conversion prices and exercise prices).

You are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, please mark, sign, date and return your proxy as promptly as possible in the enclosed postage-prepaid envelope (which will be provided to those stockholders who request to receive paper copies of these materials by mail). If you attend the meeting you may vote in person, even if you have returned a proxy.

The enclosed Notice of Special Meeting of Stockholders and Proxy Statement describes the Proposals to be considered and voted upon at the Special Meeting. Our Board of Directors has fixed the close of business on February 12, 2025 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting.

I look forward to your engagement with the Special Meeting.

Sincerely,

Paul A. Romness, MPH
President and Chief Executive Officer

NOTICE OF SPECIAL MEETING OF OS THERAPIES INCORPORATED STOCKHOLDERS

TO THE STOCKHOLDERS OF OS THERAPIES INCORPORATED:

A Special Meeting of Stockholders (the “Special Meeting”) of OS THERAPIES INCORPORATED (the “Company”) will be held on March 31, 2025, at 10:00 a.m., Eastern time, at the offices of Olshan Frome Wolosky LLP, located at 1325 Avenue of the Americas, 15th Floor, New York, New York 10019.

The Special Meeting is being held for the following purposes:

1.      To approve, in accordance with NYSE American LLC Company Guide Section 713(a), the issuance of shares of our common stock upon (i) the conversion of 1,775,750 shares of our Series A Senior Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”) (the “Conversion Shares”), (ii) the exercise of certain warrants (the “Series A Warrants”) to purchase shares of our common stock (the “Warrant Shares”), and (iii) the exercise of certain other warrants (the “Agent Warrants”) issued to certain affiliates of the placement agent and selected dealer in connection with the private placement transaction described herein (the “Agent Warrant Shares”), in each case without regard to any limits on conversion or exercise therein and in amounts collectively equal to or exceeding 20% of our common stock outstanding as of December 24, 2024 (including upon the operation of applicable price reset and anti-dilution provisions and/or the reduction of conversion prices and exercise prices) (the “Issuance Proposal”); and

2.      To consider and vote on a proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Issuance Proposal at the time of the Special Meeting (the “Adjournment Proposal” and, together with the Issuance Proposal, the “Proposals”).

You are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, please mark, sign, date and return your proxy as promptly as possible in the enclosed postage-prepaid envelope (which will be provided to those stockholders who request to receive paper copies of these materials by mail). If you attend the meeting you may vote in person, even if you have returned a proxy.

Only stockholders of record at the close of business on February 12, 2025 are entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement of the meeting.

The attached Proxy Statement and the enclosed proxy materials are first being mailed to our stockholders on or about February 28, 2025.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Special Meeting, we urge you to submit your vote.

By Order of the Board of Directors:

Paul A. Romness, MPH

Chairman, President and Chief Executive Officer

February 28, 2025

OS Therapies Incorporated

___________________________________

Proxy Statement

___________________________________

i

OS THERAPIES INCORPORATED

PROXY STATEMENT
FOR SPECIAL MEETING OF STOCKHOLDERS

To Be Held at 10:00 a.m., Eastern time, on March 31, 2025

This Proxy Statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our Board of Directors (the “Board” or “Board of Directors”) for use at the special meeting of stockholders of OS Therapies Incorporated, a Delaware corporation, and any postponements, adjournments or continuations thereof (the “Special Meeting”). The Special Meeting will be held on March 31, 2025, at 10:00 a.m., Eastern time, at the offices of Olshan Frome Wolosky LLP, located at 1325 Avenue of the Americas, 15th Floor, New York, New York 10019. References in this Proxy Statement to “we,” “us,” “our” or “the Company” refer to OS Therapies Incorporated.

The Notice of Special Meeting, this Proxy Statement and form of proxy are first being mailed on or about February 28, 2025 to all stockholders entitled to vote at the Special Meeting.

THE INFORMATION PROVIDED IN THE “QUESTION AND ANSWER” FORMAT BELOW IS FOR YOUR CONVENIENCE ONLY AND IS MERELY A SUMMARY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. YOU SHOULD READ THIS ENTIRE PROXY STATEMENT CAREFULLY.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

What items will be voted on at the Special Meeting?

Stockholders will vote on the following items at the Special Meeting:

1.      To approve, in accordance with NYSE American LLC Company Guide Section 713(a), the issuance of shares of our common stock upon (i) the conversion of 1,775,750 shares of our Series A Senior Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”) (the “Conversion Shares”), (ii) the exercise of certain warrants (the “Series A Warrants”) to purchase shares of our common stock (the “Warrant Shares”), and (iii) the exercise of certain other warrants (the “Agent Warrants”) issued to certain affiliates of the placement agent and selected dealer in connection with the private placement transaction described herein (the “Agent Warrant Shares”), in each case without regard to any limits on conversion or exercise therein and in amounts collectively equal to or exceeding 20% of our common stock outstanding as of December 24, 2024 (including upon the operation of applicable price reset and anti-dilution provisions and/or the reduction of conversion prices and exercise prices) (the “Issuance Proposal”); and

2.      To consider and vote on a proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Issuance Proposal at the time of the Special Meeting (the “Adjournment Proposal” and, together with the Issuance Proposal, the “Proposals”).

When and where is the Special Meeting?

The Special Meeting will be held on March 31, 2025 at 10:00 a.m., Eastern time, at the offices of Olshan Frome Wolosky LLP, located at 1325 Avenue of the Americas, 15th Floor, New York, New York 10019.

Who may vote at the Special Meeting?

Stockholders of record as of the close of business on February 12, 2025 (the “Record Date”) are entitled to receive notice of, to attend, and to vote at the Special Meeting. As of the Record Date, there were 21,765,302 shares of our common stock issued and outstanding, held by 207 holders of record. Each share of our common stock is entitled to one (1) vote on each matter. In accordance with applicable rules of the NYSE American, holders of the shares of our common stock purchased in the Private Placement are not entitled to vote such shares on the Issuance Proposal.

How many shares must be present or represented to conduct business at the Special Meeting?

A quorum is necessary to hold a valid meeting of stockholders. In accordance with our Amended and Restated Bylaws (our “Bylaws”), the presence at the Special Meeting, in person or by proxy, of the holders of a majority of the shares of our common stock issued and outstanding and entitled to vote, shall constitute a quorum for the transaction of business at the Special Meeting.

What vote is required to approve the Proposals?

The affirmative vote of a majority of the voting power of the votes cast by stockholders present or represented at the Special Meeting is required to approve both the Issuance Proposal and the Adjournment Proposal. The total number of votes cast “FOR” will be counted for purposes of determining whether sufficient affirmative votes have been cast to approve the Issuance Proposal and the Adjournment Proposal.

Abstentions from voting on a Proposal by a stockholder at the Special Meeting, as well as broker non-votes, will be considered for purposes of determining the number of total votes present at the Special Meeting. However, in accordance with Delaware law and our Bylaws, abstentions will have no effect on the Issuance Proposal or the Adjournment Proposal. As there are no routine matters to be voted on at the Special Meeting, broker non-votes will not be considered in determining the approval of the Issuance Proposal or the Adjournment Proposal.

What will happen if the Issuance Proposal is not approved?

If the Issuance Proposal is not approved, the Company is required to call a meeting every four months seeking Stockholder Approval until Stockholder Approval is obtained.

How does the Company’s Board of Directors recommend that I vote?

The Board recommends a vote “FOR” the Issuance Proposal and “FOR” the Adjournment Proposal.

How do I vote?

If you are a registered stockholder (i.e., you hold your shares in your own name through our transfer agent, Vstock Transfer, LLC, and not through a broker, bank, or other nominee that holds shares for your account in “street name”), you may vote in person at the Special Meeting or by submitting a proxy for the Special Meeting. However, to ensure your representation at the meeting, please mark, sign, date and return your proxy as promptly as possible in the enclosed postage-prepaid envelope (which will be provided to those stockholders who request to receive paper copies of these materials by mail). If you attend the meeting you may vote in person, even if you have returned a proxy. We encourage you to arrive 15 minutes prior to the start of the Special Meeting.

If you are a beneficial owner of shares (i.e., your shares are held in the name of a brokerage firm, bank or a trustee), you may vote by proxy by following the instructions provided in the vote instruction form or other materials provided to you by the brokerage firm, bank, or other nominee that holds your shares.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will not have discretion to vote on the Proposals, which would not be considered routine by NYSE American, absent direction from you, resulting in broker non-votes.

Can I change my vote after I have mailed my proxy card?

Yes. Whether you attend the Special Meeting or not, any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. If you are a holder of record, your proxy may be revoked in writing to the Company’s Corporate Secretary, at or before taking of the vote at the Special Meeting. A written notice of revocation or a duly executed proxy, in either case later dated than the prior proxy relating to the same shares, will be treated as the final vote.

Holders of record may also revoke their proxies by attending the Special Meeting and voting in person, although attendance at the Special Meeting will not itself revoke a proxy. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to the Corporate Secretary, OS Therapies Incorporated, 115 Pullman Crossing Road, Suite 103, Grasonville, Maryland 21638. Any written notice of revocation must be received at such address by 11:59 p.m., Eastern time, on March 30, 2025.

If you hold your shares in “street name” through a broker, dealer, commercial bank, trust company, or other nominee, you should follow the instructions of such broker or other nominee regarding revocation of proxies.

How are proxies solicited for the Special Meeting?

Our Board of Directors is soliciting proxies for use at the Special Meeting. All expenses associated with this solicitation will be borne by us. We may, on request, reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank, or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, service providers that deliver our communications to stockholders may deliver a single copy of our Proxy Statement to multiple stockholders sharing the same address, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate notices and/or proxy cards. This householding procedure reduces our printing costs and postage fees.

We will deliver promptly upon written or oral request a separate copy of our Proxy Statement or proxy card, as applicable, to a stockholder at a shared address to which a single copy of the documents was delivered. Please contact the Company in writing at OS Therapies Incorporated, 115 Pullman Crossing Road, Suite 103, Grasonville, Maryland 21638 to request a separate copy of our Proxy Statement or proxy card.

If you are eligible for householding, but you and other stockholders with whom you share an address currently receive multiple copies of our annual reports or proxy statements, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of our Proxy Statement for your household, please contact the Company in writing at OS Therapies Incorporated, 115 Pullman Crossing Road, Suite 103, Grasonville, Maryland 21638.

Where can I find the results of the Special Meeting?

Preliminary voting results will be announced at the Special Meeting. Final voting results will be published in a Current Report on Form 8-K filed with the SEC within four business days following the Special Meeting. If final voting results are not available to us within four business days following the Special Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will file an additional Current Report on Form 8-K to publish the final voting results within four business days of such final voting results being made available to us.

Am I entitled to any dissenters’ rights or appraisal rights with respect to the Proposals?

No. Our stockholders are not entitled to dissenters’ rights or appraisal rights under the General Corporation Law of the State of Delaware (the “DGCL”) for the matters being submitted to stockholders at the Special Meeting, and the Company will not independently provide stockholders with any such right.

Who can help answer my other questions?

If you have more questions about the Proposals or voting, you should contact the Corporate Secretary, OS Therapies Incorporated, 115 Pullman Crossing Road, Suite 103, Grasonville, Maryland 21638.

OVERVIEW

Private Placement and Purchase Agreement

On December 24, 2024, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional and accredited investors (collectively, the “Purchasers”), substantially all of whom are existing stockholders of the Company, pursuant to which we agreed to issue and sell to the Purchasers immediately separable units (the “Units”), with each Unit being comprised of (i) one share of Series A Senior Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), and (ii) a warrant to purchase one share of our common stock (each, a “Series A Warrant” and such shares, the “Warrant Shares”), at a price per Unit of $4.00 (the “Private Placement”). At two closings of the Private Placement on December 31, 2024 and January 14, 2025, we issued to the Purchasers an aggregate of (i) 1,775,750 shares of Series A Preferred Stock and (ii) Series A Warrants initially exercisable into 1,775,750 shares of our common stock. The gross proceeds from the Private Placement, before deducting transaction fees and other estimated expenses, were approximately $7,103,000.

The Purchase Agreement requires us to seek stockholder approval for any transactions contemplated by the Purchase Agreement and the related documents for which the rules of the NYSE American require stockholder approval (“Stockholder Approval”) and to hold a special meeting of the stockholders for the purpose of obtaining Stockholder Approval not later than one hundred days following the closing. In the event Stockholder Approval is not obtained at the first meeting, the Company is required to call a meeting every four months seeking Stockholder Approval until Stockholder Approval is obtained.

The Purchase Agreement restricts us from issuing additional shares of our common stock, or securities convertible into or exercisable or exchangeable for shares of our common stock during the period beginning from the closing until the later of (x) six months from the closing and (y) the date Stockholder Approval is obtained and deemed effective, and restricts us from entering into variable rate transactions at any time the Purchasers hold Series A Warrants, subject to certain exceptions.

Series A Preferred Stock and Warrants

The Certificate of Designation, Preferences, Rights and Limitations of Series A Senior Convertible Preferred Stock (the “Certificate of Designation”), filed by the Company on December 27, 2024 with the Secretary of State of Delaware in accordance with Section 151(g) of the DGCL, sets forth the rights, preferences and limitations of the Series A Preferred Stock, which include, without limitation, (a) the right of the holder to convert such shares of Series A Preferred Stock into shares of our common stock, with mandatory conversion upon (i) a qualified firm commitment underwritten public offering of common stock raising gross proceeds in excess of $10.0 million, with a per share price not less than $12.00, (ii) a qualified PIPE financing raising gross proceeds in excess of $20.0 million, with a per share price not less than $12.00, (iii) upon a closing of a third-party acquisition where all outstanding shares of common stock (including the shares of common stock issued pursuant to the mandatory conversion of the Series A Preferred Stock) are purchased or exchanged by an unaffiliated third party and in which the consideration paid to all holders of outstanding shares of common stock for such purchase or exchange consists solely of cash at a purchase price per share of common stock not less than $12.00, or (iv) such time as the daily VWAP for the common stock is greater than 300% of the then applicable conversion price for a period of 20 consecutive trading days with minimum average daily trading volume of $2.0 million, (b) a liquidation preference of 150% of the original issue price, (c) the right to one vote per share and vote together with the common stock on an as-converted basis (subject to a voting price floor equal to the closing price of the common stock on the trading day immediately preceding the execution of the Purchase Agreement), except that holders of Series A Preferred Stock shall have the right to vote as a separate class with respect to certain specified matters, and (d) such other terms and provisions as are set forth in the Certificate of Designation.

Each share of Series A Preferred Stock is convertible into a number of shares of our common stock at a conversion ratio equal to (A) the original issue price of the Series A Preferred Stock divided by (B) the conversion price of the Series A Preferred Stock (the “Conversion Shares”). The original issue price and the conversion price of the Series A Preferred Stock is initially $4.00 (resulting in an initial conversion ratio of 1:1) and are subject to adjustment as set forth in the Certificate of Designation.

Each of the Series A Warrants is exercisable into shares of our common stock, at an initial exercise price of $4.40 per share, subject to adjustment as set forth therein (the “Warrant Shares”). The Series A Warrants are exercisable by the holder for a period beginning from the initial issuance date until five years from the later of (a) the Resale Effective Date (as defined in the Purchase Agreement) and (b) the date Stockholder Approval is obtained.

Until the Issuance Proposal is approved by our stockholders, the Company may not issue Conversion Shares or Warrant Shares if such issuances would exceed 19.99% of the outstanding shares of our common stock immediately prior to the Private Placement (the “Issuable Maximum”).

In connection with the Private Placement, pursuant to that certain letter agreement dated December 27, 2024 (the “Placement Agency Agreement”) between the Company and Brookline Capital Markets, a division of Arcadia Securities, LLC (“Brookline”), the Company’s placement agent for the Private Placement, (i) Brookline received an aggregate cash fee of $159,685 and (ii) Ceros Financial Services, Inc., Brookline’s selected dealer for the Private Placement (“Ceros”), received an aggregate cash fee of $79,723. In addition, the Company agreed to issue (i) to Brookline or its designee, warrants to purchase an aggregate of 39,918 shares of our common stock, subject to adjustment as set forth therein, and (ii) to Ceros or its designee, warrants to purchase an aggregate of 19,930 shares of our common stock, subject to adjustment as set forth therein (collectively, the “Agent Warrants”; and the shares of our common stock issuable upon exercise of the Agent Warrants, the “Agent Warrant Shares”). Shortly following the second closing of the Private Placement, the Company issued the Agent Warrants to certain affiliates of Brookline and Ceros, in accordance with their respective instructions.

The terms of the Agent Warrants are substantially similar to the terms of the Series A Warrants, including with respect to the anti-dilution and price reset provisions described above, except that the Agent Warrants are not exercisable until Stockholder Approval is obtained. Accordingly, the Company may not issue any Agent Warrant Shares until the Issuance Proposal is approved by our stockholders.

Both the conversion price of the Series A Preferred Stock and the exercise price of the Series A Warrants and the Agent Warrants are subject to (a) adjustment upon the occurrence of certain events, including the sale of equity securities by the Company at an effective price per share less than the then conversion price or exercise price, as applicable, during the two-year period beginning from the initial issuance date, subject to certain exceptions (“Dilutive Issuances”) (provided, that if any such Dilutive Issuance occurs prior to the Applicable Reset Date (as defined below), the number of Warrant Shares or Agent Warrant Shares issuable upon exercise of the Series A Warrants or Agent Warrants, respectively, shall be increased such that the aggregate exercise price of the Series A Warrants or Agent Warrants on the issuance date for the Warrant Shares or Agent Warrant Shares, respectively, then outstanding shall remain unchanged (after taking account of the decrease in the exercise price)), and (b) a one-time automatic reset on (x) March 15, 2025, provided that any applicable Stockholder Approval shall have been obtained on or prior to March 15, 2025 or (y) if such Stockholder Approval shall not have been obtained on or prior to March 15, 2025, the date that is ten business days following the date such Stockholder Approval is obtained (the “Applicable Reset Date”), to the lower of (A) the ten-trading day average VWAP of our common stock immediately prior to the Applicable Reset Date or (B) the lowest closing price of our common stock on any of ten trading days immediately preceding the Applicable Reset Date, subject to a floor (the “Floor Price”) of no less than $1.00 (and a ceiling no greater than $4.00 in the case of the Series A Preferred Stock, and $4.40 in the case of the Series A Warrants and Agent Warrants). In addition, on the Applicable Reset Date, the number of Warrant Shares or Agent Warrant Shares issuable upon exercise of the Series A Warrants or Agent Warrants, respectively, shall be increased such that the aggregate exercise price of the Series A Warrants or Agent Warrants on the issuance date for the Warrant Shares or Agent Warrant Shares, respectively, then outstanding shall remain unchanged (after taking account of the decrease in the exercise price). The foregoing anti-dilution and price reset provisions of the Series A Preferred Stock and Series A Warrants and Agent Warrants could result in an increase in the number of shares of common stock issuable upon conversion of the Series A Preferred Stock and exercise of the Series A Warrants and Agent Warrants in the future, in certain circumstances.

Registration Rights Agreement

In connection with the Private Placement, the Company entered into a Registration Rights Agreement, dated December 31, 2024 (the “Registration Rights Agreement”), with the Purchasers, pursuant to which the Company agreed to use its reasonable best efforts to, by no later than 30 days following the closing, submit to the SEC a registration statement covering the resale of a number of shares of our common stock underlying the Series A

Preferred Stock and the Warrants issued pursuant to the Purchase Agreement equal to 300% of the shares of our common stock initially issuable thereunder, and to use its commercially reasonable efforts to cause such registration statement to be declared effective by the SEC within 45 days thereafter.

Voting Agreement

In connection with the Private Placement, certain officers and directors of the Company, in their capacities as stockholders of the Company, entered into a Voting Agreement, dated as of December 31, 2024, with the Company and the Purchasers, pursuant to which such stockholders agreed to vote all shares of our common stock owned by them in favor of any proposal for approval of the transactions contemplated under the Purchase Agreement and related documents for which stockholder approval is required under the rules of the NYSE American.

NYSE American LLC Company Guide

Section 713(a) of the NYSE American LLC Company Guide requires stockholder approval in connection with any transaction, other than a public offering, involving the sale, issuance, or potential issuance, of common stock or securities convertible into common stock, equal to 20% or more of presently outstanding stock for less than the greater of book or market value (whichever is greater). Stockholder approval of the Issuance Proposal will constitute stockholder approval for purposes of Section 713(a) of the NYSE American LLC Company Guide.

Consequences if Stockholder Approval is Not Obtained

If we do not obtain approval of the Issuance Proposal at the Special Meeting, we are obligated under the Purchase Agreement to call a stockholder meeting every four months seeking Stockholder Approval until Stockholder Approval is obtained.

PROPOSAL NO. 1 — THE ISSUANCE PROPOSAL

Description of Proposal

We are seeking stockholder approval, in accordance with NYSE American LLC Company Guide Section 713(a), to enable us to issue a number of shares our common stock in connection with the Private Placement that equals or exceeds 20% of our outstanding common stock as of December 24, 2024, which shares include the shares of our common stock issuable upon the conversion of the Series A Preferred Stock and the exercise of the Series A Warrants, each subject to potential increase due to applicable price reset and anti-dilution adjustments. We are also seeking stockholder approval for the issuance of shares of our common stock upon the exercise of the Agent Warrants, without regard to any limit on exercise therein and including in amounts resulting from the operation of applicable price reset and anti-dilution adjustments therein. At the time of the execution of the Purchase Agreement, (i) assuming full conversion of the Series A Preferred Stock at the original conversion price, the number of shares of common stock which are issuable would be approximately 1,775,750 (and approximately 7,103,000 shares of common stock in the event the conversion price is adjusted to the Floor Price); (ii) assuming full exercise of the Series A Warrants at the initial exercise price, the number of shares of common stock which are issuable would be approximately 1,775,750 (and approximately 7,813,300 shares of common stock in the event the exercise price is adjusted to the Floor Price); and (iii) assuming full exercise of the Agent Warrants at the initial exercise price, the number of shares of common stock which are issuable would be approximately 59,848 (and approximately 263,331 shares of common stock in the event the exercise price is adjusted to the Floor Price). As of February 12, 2025, we had outstanding 21,765,302 shares of common stock.

The Series A Preferred Stock, Series A Warrants and Agent Warrants also have anti-dilution protections that could result in an increase in the number of Conversion Shares, and Agent Warrant Shares to be issued in the future, in certain circumstances, including the sale of equity securities by the Company at an effective price per share less than the then conversion price or exercise price, as applicable, during the two-year period beginning from the initial issuance date, subject to certain exceptions; provided, that any increase in the number of Warrant Shares or Agent Warrant Shares as a result of such anti-dilution provisions shall take effect only if the applicable dilutive issuance occurs during the period beginning from the initial issuance date and ending on the applicable price reset date.

We are not seeking stockholder approval of, and you are not being asked to vote on, the Private Placement, but rather the issuance of shares of our common stock pursuant to (i) the conversion of all of the Series A Preferred Stock issued in the Private Placement into the Conversion Shares, (ii) the exercise of all of the Series A Warrants issued in the Private Placement into the Warrant Shares, and (iii) the exercise of all of the Agent Warrants issued in connection with the Private Placement into the Agent Warrant Shares, in each case without regard to any limits on conversion or exercise therein and in amounts representing collectively more than 20% of our common stock outstanding as of December 24, 2024 (including upon the operation of applicable price reset and anti-dilution provisions and/or the reduction of conversion prices and exercise prices).

Vote Required

The affirmative vote of the holders of a majority of the votes cast either in person during the Special Meeting or represented by proxy at the Special Meeting will be required to approve the Issuance Proposal. Abstentions and broker non-votes, if any, will have no effect on the outcome of this proposal.

Related Parties

Except for the sale and issuance of the Series A Preferred Stock and the Series A Warrants, the participants in the Private Placement have not had any material relationship with us within the past three years, other than Brookline, which served as the placement agent for the Private Placement. As compensation for serving as placement agent for the Private Placement, we paid Brookline an aggregate cash fee of $159,685 and issued Agent Warrants to purchase an aggregate of 39,918 shares of our common, subject to adjustment as set forth therein, to certain affiliates of Brookline. In addition, we paid Ceros, Brookline’s selected dealer for the Private Placement, an aggregate cash fee of $79,723 and issued Agent Warrants to purchase an aggregate of 19,930 shares of our common stock, subject to adjustment as set forth therein, to certain affiliates of Ceros.

Effect of Vote in Favor of the Issuance Proposal

Upon stockholder approval of the Issuance Proposal, the Series A Preferred Stock and Series A Warrants will not be subject to the Issuable Maximum and the Agent Warrants will become exercisable for shares of our common stock.

A vote in favor of the Issuance Proposal is a vote in favor of approving, for purpose of the rules of NYSE American, the issuance of shares of our common stock underlying the Series A Preferred Stock, the Series A Warrants and the Agent Warrants, subject to potential increase due to applicable anti-dilution adjustments, in excess of 20% our common stock outstanding as of December 24, 2024.

Approval of the Issuance Proposal will not affect the rights or privileges of current holders of outstanding shares of our common stock but such issuance will have a dilutive effect on the existing stockholders, including the voting power and economic rights of the existing stockholders.

Effect of Not Obtaining Required Vote for Approval of the Issuance Proposal

If the Issuance Proposal is not approved by our stockholders, then, pursuant to the Purchase Agreement, we will be required to call a meeting every four months seeking Stockholder Approval until Stockholder Approval is obtained.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ISSUANCE PROPOSAL (PROPOSAL NO. 1).

PROPOSAL NO. 2 — THE Adjournment PROPOSAL

The Company’s stockholders are being asked to consider and vote on a proposal to adjourn or postpone the Special Meeting, if necessary, to solicit additional proxies.

If the Company stockholders approve the Adjournment Proposal, the Company could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies voting against approval of the Issuance Proposal. Additionally, the Company may seek to adjourn the Special Meeting if a quorum is not present at the Special Meeting. Finally, pursuant to our Bylaws, the chairperson of the Special Meeting is permitted to adjourn the Special Meeting for an announced proper purpose even if our stockholders have not approved this proposal.

Vote Required

The affirmative vote of the holders of a majority of the votes cast either in person during the Special Meeting or represented by proxy at the Special Meeting will be required to approve the Adjournment Proposal. Abstentions and broker non-votes, if any, will have no effect on the outcome of this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL (PROPOSAL NO. 2).

OWNERSHIP OF COMMON STOCK

The following table sets forth information known to us regarding the beneficial ownership of shares of our common stock as of February 12, 2025 (the Record Date) by (i) each person known by us to be the beneficial owner of more than 5% of our common stock, (ii) each of our named executive officers and directors and (iii) all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the applicable rules and regulations of the SEC and includes voting or investment power with respect to our capital stock. Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o OS Therapies Incorporated, 115 Pullman Crossing Road Suite #103, Grasonville MD 21638.

As of February 12, 2025, we had outstanding 21,765,302 shares of common stock, unvested common stock options of 2,720,000 and 1,775,750 shares of Series A Preferred Stock.

Unless otherwise indicated, the address of each beneficial owner is c/o OS Therapies Incorporated, 115 Pullman Crossing Road Suite #103, Grasonville MD 21638.

Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Executive Officers and Directors
Paul A. Romness, MPH(1)	2,248,000	10.25%
Robert G. Petit, Ph.D.(2)	200,000	*
Christopher P. Acevedo(3)	109,375	*
John Ciccio(4)	237,917	1.08%
Avril McKean Dieser	2,500	*
Karim Galzahr	—	—
Olivier R. Jarry	—	—
Theodore F. Search, Pharm.D.(5)	237,918	1.08%
5% Beneficial Owners
Shalom Auerbach(6)	2,554,582	11.65%
All directors and executive officers as a group (8 persons)	3,035,710	13.80%

____________

*        Represents less than 1% of outstanding shares.

(1)      Excludes 800,000 shares of common stock issuable pursuant to outstanding options subject to certain vesting conditions.

(2)      Excludes 400,000 shares of common stock issuable pursuant to outstanding options subject to certain vesting conditions.

(3)      Excludes 100,000 shares of common stock issuable pursuant to outstanding options subject to certain vesting conditions.

(4)      Includes 217,917 shares of common stock held of record by Mill River Partners LLC, with respect to which Mr. Ciccio shares investment and dispositive power with Dr. Search. Excludes 40,000 shares of common stock issuable pursuant to outstanding options subject to certain vesting conditions.

(5)      Includes 435,668 shares of common stock owned of record by Mill River Partners LLC, with respect to which Dr. Search shares investment and dispositive power with Mr. Ciccio. Excludes 40,000 shares of common stock issuable pursuant to outstanding options subject to certain vesting conditions.

(6)      Based solely on the information reported on a Schedule 13D filed with the SEC on January 17, 2025.

WHERE TO GET ADDITIONAL INFORMATION

As a reporting company, we are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and accordingly we are required to file our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements, and other information with the SEC. As an electronic filer, our public filings are maintained on the SEC’s website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is http://www.sec.gov. In addition, our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act may be accessed free of charge through our website as soon as reasonably practicable after we have electronically filed such material with, or furnished it to, the SEC. Our SEC filings are available to the public at the SEC website at www.sec.gov.

COST OF PROXY STATEMENT AND SOLICITATION

We will bear the cost of preparing and distributing this Proxy Statement and the solicitation of proxies on behalf of the Board. In addition to the use of the mail, proxies may be solicited by us personally, by telephone, or by similar means. None of our directors, officers, or employees will be specifically compensated for those activities.

We will reimburse brokerage firms, custodians, nominees, fiduciaries, and other persons holding our shares in their names, or in the names of nominees, at approved rates for their reasonable expenses in forwarding proxy materials to beneficial owners of securities held of record by them and obtaining their proxies.

STOCKHOLDER COMMUNICATIONS

General.    We provide an informal process for stockholders to send communications to our Board and its members. Stockholders who wish to contact the Board or any of its members may do so by writing to OS Therapies Incorporated, 115 Pullman Crossing Road, Suite 103, Grasonville, Maryland 21638. At the direction of the Board, all mail received will be opened and screened for security purposes. Correspondence directed to an individual Board member is referred to that member. Correspondence not directed to a particular Board member is referred to our Secretary at the address listed above.

Submission of Stockholder Proposals and Director Nominations for the 2025 Annual Meeting.    In accordance with SEC Rule 14a-8, stockholders who intend to have a proposal or director nomination considered for inclusion in our notice of meeting, proxy statement and proxy relating to our 2025 annual meeting of stockholders must submit the proposal or director nomination to us within a reasonable time before we begin to print and mail our proxy materials. The specific deadline will be announced once the timing for the distribution of proxy materials has been determined.

In accordance with our Bylaws, for a stockholder to bring a proposal or director nomination before the 2025 annual meeting of stockholders, the stockholder must deliver written notice of the proposal or nomination to the Secretary at OS Therapies Incorporated, 115 Pullman Crossing Road, Suite 103, Grasonville, Maryland 21638. The notice must be received no earlier than the close of business on the 120th day prior to the date of the 2025 annual meeting and no later than the close of business on the later of (i) the 90th day prior to the date of the 2025 annual meeting or (ii) the 10th day following the public announcement of the date of the meeting.

We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal or director nomination that does not comply with these and other applicable requirements.

In addition, a stockholder who intend to solicit proxies in support of director nominees other than our nominees must comply with the additional requirements of Rule 14a-19 of the Exchange Act.

PROXY CARD

The form of proxy card for the Special Meeting is set forth on the following pages. Actual proxy cards will be provided to those stockholders of record as of the Record Date who request to receive paper copies of these materials by mail.

VOTE ON INTERNET Go to http://www.vstocktransfer.com/proxy Click on Proxy Voter Login and log-on using the below control number. Voting will be open until 11:59 p.m. Eastern Time on March 30, 2025. CONTROL # VOTE BY MAIL Mark, sign and date your proxy card and return it in the envelope we have provided. SPECIMEN VOTE IN PERSON 1 MAIN STREET ANYWHERE PA 99999-9999 If you would like to vote in person, please attend the Special Meeting of Stockholders to be held at the offices of Olshan Frome Wolosky LLP, located at 1325 Avenue of the Americas, 15th Floor, New York, New York 10019 on March 31, 2025 at 10:00 a.m. (EDT) (including any adjournments or postponements thereof and any meeting called in lieu thereof). Please Vote, Sign, Date and Return Promptly in the Enclosed Envelope. Special Meeting of Stockholders Proxy Card - OS Therapies Incorporated DETACH PROXY CARD HERE TO VOTE BY MAIL The Board recommends a vote “FOR” the Issuance Proposal and the Adjournment Proposal. 1. APPROVAL OF THE ISSUANCE PROPOSAL FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN This proxy may be revoked prior to the time it is voted by delivering to the Secretary of the Company either a written revocation or a proxy bearing a later date, or by attending the Special Meeting and voting live virtually. Date Signature Signature, if held jointly Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by an authorized person. To change the address on your account, please check the box at right and indicate your new address. SPECIMEN AC:ACCT9999 90.00

OS Therapies Incorporated Special Meeting of Stockholders March 31, 2025 DETACH PROXY CARD HERE TO VOTE BY MAIL THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned appoints Paul A. Romness, MPH and Christopher P. Acevedo, and each of them, attorneys and agents with full power of substitution, is hereby authorized to vote all of the shares of common stock of OS Therapies Incorporated (the “Company”) which the undersigned would be entitled to vote, if personally present, at the upcoming Special Meeting of Stockholders of the Company scheduled to be held at the offices of Olshan Frome Wolosky LLP, located at 1325 Avenue of the Americas, 15th Floor, New York, New York 10019 on March 31, 2025 at 10:00 a.m. (EDT) (including any adjournments or postponements thereof and any meeting called in lieu thereof, the “Special Meeting”). This proxy when properly executed and returned will be voted in the manner directed by the undersigned stockholder. If no direction is indicated with respect to the proposals on the reverse, this proxy will be voted in accordance with the recommendations of the Board of Directors of the Company (the “Board”). The proxies are also authorized to vote upon such other matters as may properly come before the Special Meeting in accordance with their discretion. Electronic Delivery of Future Proxy Materials: If you would like to reduce the costs incurred by OS Therapies Incorporated in mailing materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the internet. To sign up for electronic delivery, please vote online and once your vote is cast you will have the option to enter your email information, or if submitting via Mail please provide your email address below and check here to indicate you consent to receive or access proxy materials electronically in future mailings for this issuer: Email Address: (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)